SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

April 25, 2007
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated April 26, 2007

Item 2.02.	Results of Operations and Financial Condition.

On April 26, 2007, Ball Corporation (the “Company”) issued a press release announcing its first quarter earnings for 2007, which results are set forth in the press release dated April 26, 2007, and attached hereto as Exhibit 99.1.

Earnings information regarding the first quarter for 2007, as well as information regarding the use of non-GAAP financial measures, are set forth in the attached press release.

The information in this Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liability of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Performance Vesting Restricted Stock Units

On April 25, 2007, the Board of Directors approved the award of performance vesting restricted stock units (under the 2005 Stock and Cash Incentive Plan). The award of the performance vesting restricted stock units provides participants with the opportunity to receive common shares if the Company’s return on average invested capital (“ROAIC”) during a three-year performance period is equal to or exceeds the Company’s estimated cost of capital. The initial performance period will be 33 months from April 2007 through December 2009. The future three-year performance periods will run from January 1 of the first year of the cycle. If the performance goal is met, the restricted stock units would cliff vest three years from the grant date. Failure to meet the performance goal would result in forfeiture of shares. The Award of performance vesting restricted stock units would apply to key employees of the Company including the officers of the Company. The following sets forth the maximum number of units granted to the named executive officers that may be earned in the awards granted on April 25, 2007:

Executive Officer	Maximum Number of Units that may be Earned
R. David Hoover	50,000
Raymond J. Seabrook	13,500
John R. Friedery	13,500
David A. Westerlund	13,500
John A. Hayes	10,000

All of the above awards are in the form of performance vesting restricted stock units.

The Board also authorized for any grants on or after April 25, 2007, the full vesting of time based restricted shares, deposit shares and stock options and/or SARs upon normal retirement at age 65. The vesting of the performance vesting restricted share units will remain contingent upon attaining the relevant performance goals. Such participants will have five years from the normal retirement date or up to the original expiration date, whichever is sooner, to exercise vested stock options and/or SARs.

The Board also authorized for any grants on or after April 25, 2007, that for participants who retire early, (defined as the first to occur of either attaining both age 55 and 15 years of service or age 60 and 10 years of service) upon the execution of an agreement not to compete with the Company, a participant’s unvested stock options and/or SARs will continue to vest under the regular vesting schedule and performance vesting restricted share units will vest contingent upon the achievement of the performance goals. If the participant does not execute an agreement not to compete, then the terms of the grants will remain subject to a forfeiture provision and a two year post termination exercise period. For early retirees, the vesting of deposit shares and time based restricted shares will remain subject to the terms of their original grant.

For participants who retire early, as defined herein, and have executed an agreement not to compete with the Company, stock options and/or SARs will continue to vest under the original vesting schedule and the participants will have five years from the early retirement date or up to the original expiration date, whichever is sooner, to exercise vested stock options and/or SARs.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

On April 25, 2007, the Board of Directors of the Company amended the Bylaws to decrease the Board of Directors from eleven to ten.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an exhibit to this report:

Exhibit 99.1 Ball Corporation Press Release dated April 26, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:	/s/ Raymond J. Seabrook
	Name:	Raymond J. Seabrook
	Title:	Executive Vice President and
Chief Financial Officer

Date: April 26, 2007

Ball Corporation
Form 8-K
April 26, 2007

EXHIBIT INDEX

Description	Exhibit

Press Release dated April 26, 2007	99.1